UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2016

COOPER TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-04329 (Commission File Number)	34-4297750 (I.R.S. Employer Identification No.)

701 Lima Avenue

Findlay, Ohio 45840

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (419) 423-1321

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consistent with the previously announced leadership transition plans of Cooper Tire & Rubber Company (the “Company”), on August 3, 2016, the Board of Directors of the Company appointed Bradley E. Hughes, age 54, as President and Chief Executive Officer effective immediately following the retirement of Roy V. Armes, the Company’s current President and Chief Executive Officer, at the end of the day on August 31, 2016 (the “Effective Time”). Upon assuming the role of President and Chief Executive Officer, Mr. Hughes will no longer serve as the Company’s Senior Vice President and Chief Operating Officer. Mr. Hughes will serve at the pleasure of the Board of Directors of the Company and will hold office until his successor is elected and qualified or until his earlier resignation, removal or death.

On August 3, 2016, the Board of Directors of the Company also elected Mr. Hughes to serve as a Director on the Company’s Board of Directors, commencing at the Effective Time, to fill the vacancy that will be created by the resignation of Mr. Armes as the Chairman of the Board and Director of the Company concurrent with his retirement at the end of the day on August 31, 2016. Mr. Hughes will serve on the Board of Directors of the Company until the next annual meeting of stockholders or until his successor is elected and qualified.

Mr. Hughes joined the Company in November 2009 with decades of experience in the automotive industry, which, combined with his Cooper Tire experience as Chief Operating Officer, Chief Financial Officer, and President of International Tire Operations, qualify him to serve on the Company’s Board of Directors.

Mr. Hughes has served the Company as Senior Vice President and Chief Operating Officer since January 2015; Senior Vice President and President-International Tire Operations from December 2014 to January 2015; Senior Vice President, President-International Tire Operations, and Chief Financial Officer from September 2014 to December 2014; Senior Vice President, President-International Tire Operations, Chief Financial Officer and Treasurer from July 2014 to September 2014; Vice President, Chief Financial Officer and Treasurer from November 2013 to July 2014; and Vice President and Chief Financial Officer from November 2009 to November 2013.

In connection with Mr. Hughes’s appointment as President and Chief Executive Officer, the Compensation Committee of the Board of Directors of the Company has approved the following with respect to Mr. Hughes’s remuneration:

•	An annual base salary of $900,000 effective September 1, 2016.
•	A target annual incentive compensation opportunity under the Annual Incentive Plan (AIP) of 110% of his annual base salary effective September 1, 2016. Mr. Hughes’s 2016 AIP payment will be calculated to reflect the applicable target annual incentive compensation opportunities and annual base salary amounts during the applicable portions of the year.
•	A grant of restricted stock units (“RSUs”) with a value of $1,125,000, under the Cooper Tire & Rubber Company 2014 Incentive Compensation Plan effective September 1, 2016. The actual number of RSUs that Mr. Hughes will receive will be calculated on September 2, 2016, based upon the average of the high and low trading price of the Company’s common stock, as quoted on the New York Stock Exchange, on September 1, 2016, rounded to the nearest share. The RSUs will vest in equal installments of one-third per year beginning one year after the date of grant.
•	A long-term incentive award target under the Cooper Tire & Rubber Company 2014 Incentive Compensation Plan of 375% of his annual base salary effective January 1, 2017.
•	An increase in the Executive’s Multiple (as such term is defined in the Cooper Tire & Rubber Company Change in Control Severance Pay Plan) under the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, from two times to three times effective September 1, 2016.
•	An increase in the required level of stock ownership from three times his annual base salary to five times his annual base salary to be achieved within five years of September 1, 2016.

In addition, on August 3, 2016, the Board of Directors of the Company appointed Mr. Thomas P. Capo, the current Lead Director of the Company’s Board of Directors, as the non-executive Chairman of the Board effective as of the Effective Time. Upon Mr. Capo’s appointment as the non-executive Chairman of the Board, the role of Lead Director of the Company’s Board of Directors will be suspended in accordance with the Company’s Guidelines as to the Role, Organization and Governance of the Board of Directors and its Lead Director Responsibilities and Qualifications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2016	COOPER TIRE & RUBBER COMPANY

By: /s/ Stephen Zamansky
Name: Stephen Zamansky
Title: Senior Vice President, General Counsel and Secretary